Exhibit 10.9

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into by and between Immucor, Inc., a Georgia corporation with its executive offices at 3130 Gateway Drive, Norcross, Georgia 30071 (herein referred to as the “Company”), and Patrick D. Waddy (herein referred to as “Employee”).

The parties hereto desire to enter into an agreement for the Company’s employment of Employee on the terms and conditions hereinafter stated.  Therefore, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereby agree as follows:

1.	Relationship Established

The Company hereby employs Employee as Vice President, International Finance of the Company to perform the services and duties normally and customarily associated with Employee’s position, such duties as may be specified in the Company’s bylaws, and such other duties as may from time-to-time be specified by the Company’s Chief Executive Officer (the “CEO”) or another Company officer designated by the CEO or the Company’s Board of Directors (the “Board”).  Employee hereby agrees to perform such services and duties in such capacity.

2.	Extent of Services

During the Term, Employee shall render services solely and exclusively for the Company and shall devote Employee’s full working time, attention, and skill to the performance of such services and to the promotion of the interests of the Company.  Notwithstanding the foregoing, Employee shall be permitted to serve as a board member for any charitable organization or perform volunteer services for such organization so long as such services do not unreasonably interfere with Employee’s service to the Company and, if Employee serves as a board member, that such organization provides proof of directors and officers liability insurance coverage for Employee.

3.	Term of Employment

Employee’s employment hereunder will commence on December 10, 2010 (hereinafter called the “Effective Date”) and will continue for a period of one (1) year unless sooner terminated by the first to occur of the following (that period, as it may be shortened as provided in subsections (a) through (d) below or as it may be extended pursuant to the last sentence of this Section 3, is referred to herein as the “Term”):

(a)           The death of Employee or the termination of the Employee’s employment by the Company upon the complete disability of Employee.  “Complete disability”, as used herein, means the inability of Employee, due to illness, accident or any other physical or mental incapacity, to perform the services provided for hereunder for an aggregate of six (6) months during the term hereof, as determined by the Company in its sole discretion.

(b)           The discharge of Employee by the Company for Cause.  Employee’s discharge will be for “Cause” if, as determined by the Company in its sole discretion, such discharge is due to any of the following:

(i)	Employee’s dishonesty;

(ii)	Employee’s continuing inability or refusal to perform reasonable duties assigned to him or her hereunder;

(iii)	Employee’s moral turpitude, including, but not limited to, Employee’s indictment for, conviction of, or pleading nolo contendre to, a felony or crime involving moral turpitude; or

(iv)	Employee’s breach of any material obligation to the Company under this Agreement or any other agreement with the Company, or Employee’s violation of any policy of the Company.

Disability because of illness or accident or any other physical or mental disability will not constitute a basis for discharge for Cause.

(c)           Employee’s voluntary termination of employment.  If Employee notifies the Company of his or her intention to terminate the employment relationship and the Company then terminates Employee, such termination will be deemed to have been made under this subsection (c) and not under subsection (d) below.

(d)	The termination of Employee by the Company without Cause.

If not sooner terminated under the provisions of subsections (a) through (d) above, the Term will automatically renew for additional periods of one (1) year on each anniversary of the Effective Date.

4.	Compensation

(a)           Subject to the provisions of Section 4(d) below, the Company will pay to Employee, for the services to be performed by him or her hereunder, base compensation in an amount to be determined by the Company from time-to-time and payable in accordance with the Company’s normal and customary payroll practices.

(b)           Employee may be entitled to additional bonus compensation as may be determined by the Board in its sole discretion from time-to-time, any such determination to be final, binding and conclusive on Employee and all other persons.

(c)            If Employee’s employment terminates under Section 3(d) above (termination by the Company without Cause), Employee will be paid the greater of (i) one-half of Employee’s Average Annual Compensation (as defined below) or (ii) the amount of base compensation Employee would have received through the next anniversary of the Effective Date had Employee’s employment not been terminated under Section 3(d).  For purposes of this Agreement, “Average Annual Compensation” means Employee’s annual base compensation at the time of Employee’s termination of employment together with his or her Average Bonus; and “Average Bonus” means the average of the bonuses paid to Employee over the last two (2) years in which Employee was eligible to receive a bonus or, if Employee has been employed for less than two (2) years, the average of the bonuses paid to Employee in such lesser number of years in which Employee was eligible to receive a bonus.  The payment of any amount under this Section 4(c) is expressly conditioned on Employee’s execution and delivery to the Company of a release (“Release”) of the Company from all claims and liabilities, to the extent permitted by applicable law, within the time period prescribed in such Release and in such form as will be presented by the Company to Employee at or about the time of termination.  To the extent applicable law permits Employee to revoke acceptance of the Release within a certain period after Employee’s execution thereof, the Company shall not be obligated to make any payments under this Section 4(c) unless Employee executes the Release and such revocation periods expire without Employee’s revocation thereof, all of which shall occur on or before the 50th day following termination of Employee’s employment.  An example of such Release is attached hereto as Exhibit A.  Any payments made pursuant to this section shall be treated as separate payments for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be made no later than the end of the second calendar year following the year in which Employee terminates employment or such earlier time as shall be necessary to prevent the payments from being treated as deferred compensation under Code section 409A.

(d)           Except as provided in subsection (c) above and Section 7 below, at the end of the Term, all of the Company’s obligations to Employee hereunder will cease automatically and Employee will only be entitled to compensation accrued through the date of termination.

5.	Expenses

Employee will be entitled to receive reimbursement for, or payment directly by the Company of, all reasonable expenses incurred by Employee at the request of the Company in the performance of his or her duties under this Agreement, provided that Employee accounts therefor in writing and that such expenses are ordinary and necessary business expenses of the Company within the meaning of Code section 162.

6.	Insurance and Other Fringe Benefits

The Company will (a) provide Employee with health insurance, dental insurance, long-term disability insurance, paid vacations and other fringe benefits in the form and in amounts substantially equivalent to the benefits provided to the other Vice President’s of the Company, and (b) reimburse Employee up to $2,500 per calendar year for the cost of life insurance on Employee’s life upon presentation of a properly-documented written request; provided, however, that the Company will not be obligated to reimburse Employee for the cost of such life insurance unless and until Employee has been employed with the Company for at least six months, and the first calendar year for which the Company will be so obligated will be the calendar year during which that six-month period ends.  Such reimbursement shall be made within 60 days of Employee’s written request, but, in any event, no later than 2 ½ months following the year in which the cost is incurred.

7.	Termination of Employment After Change in Control

(a)           If, within two (2) years after a “Change in Control” as defined in the Company’s 2005 Long-Term Incentive Plan (or any applicable successor plan in effect on the Effective Date), the Company terminates Employee’s employment without Cause or Employee terminates his or her employment with Good Reason (as defined below), then the Company will pay Employee (instead of the amount specified in Section 4(c) above) an amount equal to two (2) times Employee’s Average Annual Compensation (as defined in Section 4(c) above) in a single payment no later than the 50th day following termination.  For purposes of this Agreement, “Good Reason” shall mean:

(i)
a significant adverse and non-temporary change, diminution or reduction in Employee’s current authority or duties as Vice President, International Finance, or the assignment to Employee of material duties that are inconsistent with Employee’s position as Vice President, International Finance, in either case of a magnitude that changes the fundamental character of Employee’s job as Vice President, International Finance to such an extent as to constitute a de facto demotion; or

(ii)	the failure to make any material payments due to Employee under this Agreement.

Employee’s employment will not be considered to have been terminated for Good Reason unless Employee provides the Company with written notice of termination for Good Reason within 90 days of the occurrence of the condition or circumstance giving rise to the termination for Good Reason, and the Company has not cured that condition or circumstance within 30 days after receiving such written notice.

(b)           Upon a Change in Control, any outstanding, unexercised option granted to Employee before May 1, 2006 will immediately vest and become exercisable in full and will remain exercisable for the full term stated in such option plan or in any written agreement between the Company and Employee with respect to such option.  This will not apply to any option granted to Employee under any plan or otherwise on or after May 1, 2006, and the terms of any such option will be governed by the plan under which it is granted, if any, and any written agreement between the Company and Employee with respect to such option.

(c)           If, within 60 days after a Change in Control, the Company terminates Employee’s employment without Cause or if Employee terminates his or her employment for Good Reason, the Company will pay to Employee an outplacement assistance benefit equal to $15,000 for the purpose of assisting Employee with counseling, travel and other expenses related to finding new employment.  Such amount will be paid in a single payment within 50 days following termination.

(d)           The payment of any amount under this Section 7 is expressly conditioned on Employee’s execution and delivery of a Release.  Notwithstanding any other provision of this Agreement, the amounts payable under Sections 7(a) and 7(c) shall be paid only if Employee has executed and delivered the Release to the Company within the time prescribed in such Release, and any statutory period during which Employee may revoke the Release has expired, all of which must be accomplished on or before the 50th day following termination of Employee’s employment.

8.	Prohibited Practices

Employee acknowledges and agrees that the Company is in the business of developing, manufacturing, and selling reagents and systems used to detect and identify cell and serum components of human blood prior to blood transfusions.  Employee further acknowledges and agrees that he or she is employed by the Company for the purpose of developing the Company’s business and managing its employees.  Employee further acknowledges that as a result of his or her position with the Company, he or she will stand in a position of trust and confidence with the Company’s employees and that the restrictions contained in this Section 8 are reasonable and necessary to protect the Company’s legitimate business interests in maintaining the continuity of its workforce.

During the term of Employee’s employment hereunder, and for a period of two (2) years after such employment is terminated for any reason, Employee will not, directly or indirectly, solicit or recruit or attempt to solicit or recruit any employee of the Company with whom Employee had contact during the term of Employee’s employment hereunder for the purpose of, or with the intent of, inducing the employee to leave the employment of the Company in favor of a competing business.

9.	Protection of Company Property

(a)           Protection of Trade Secrets.  Employee acknowledges that during the course of his or her employment, Employee will have significant access to, and involvement with, the Company’s Trade Secrets and Confidential Information.  Employee agrees to maintain in strict confidence and, except as necessary to perform his or her duties for the Company, agrees not to use or disclose any Trade Secrets of the Company during or after his or her employment for so long as such Trade Secrets are protected by applicable law.  Employee acknowledges and agrees that his or her obligations under this Section 9(a) extend to Trade Secrets of the Company and to Trade Secrets of third parties provided to the Company pursuant to contracts or agreements that require the Company and its employees to maintain the confidentiality of such Trade Secrets.   “Trade Secrets” means anything that constitutes a trade secret under the Georgia Trade Secrets Act, O.C.G.A. § 10-1-760 et seq., and includes, but is not limited to, any information, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, and/or lists of actual or prospective customers that derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its or their disclosure or use and is the subject of reasonable efforts by the Company to maintain its or their secrecy.

(b)           Protection of Other Confidential Information.  In addition, Employee agrees to maintain in strict confidence and, except as necessary to perform his or her duties for the Company, not to use or disclose any Confidential Information of the Company during his or her employment and for a period of 2 years following termination of Employee's employment.  Employee acknowledges and agrees that his or her obligations under this Section 9(b) extend to Confidential Information of the Company and to Confidential Information of third parties provided to the Company pursuant to contracts or agreements that require the Company and its employees to maintain the confidentiality of such Confidential Information.  “Confidential Information” means any confidential, internal, non-public information (other than Trade Secrets), including, but not limited to, information regarding the Company’s financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; supplier information and purchase histories; customers or clients; personnel and salary information; and employee lists.

(c)           Rights to Work Product.  Except as expressly provided in this Agreement, the Company alone will be entitled to all benefits, profits and results arising from or incidental to Employee’s performance of his or her job duties to the Company.  To the greatest extent possible, any work product, property, data, invention, “know-how”, documentation or information or materials prepared, conceived, discovered, developed or created by Employee in connection with performing his or her employment responsibilities during Employee’s employment with the Company will be deemed to be “work made for hire” as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended, and owned exclusively and perpetually by the Company.  Employee hereby unconditionally and irrevocably transfers and assigns to the Company all intellectual property or other rights, title and interest Employee may currently have (or in the future may have) by operation of law or otherwise in or to any work product.  Employee agrees to execute and deliver to the Company any transfers, assignments, documents or other instruments which the Company may deem necessary or appropriate to vest complete and perpetual title and ownership of any work product and all associated rights exclusively in the Company.  The Company will have the right to adapt, change, revise, delete from, add to and/or rearrange the work product or any part thereof written or created by Employee, and to combine the same with other works to any extent, and to change or substitute the title thereof, and in this connection Employee hereby waives the “moral rights” of authors, as that term is commonly understood throughout the world, including, without limitation, any similar rights or principles of law which Employee may now or later have by virtue of the law of any locality, state, nation, treaty, convention or other source. Unless otherwise specifically agreed, Employee will not be entitled to any additional compensation, beyond his or her salary, for any exercise by the Company of its rights set forth in the immediately preceding sentence.

(d)           Return of Property.  Employee will surrender to the Company, promptly upon its request and in any event upon termination of Employee’s employment for any reason, all property of the Company, including, but not limited to, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in Employee’s possession or control, including all copies thereof, relating to the Company, its business, or its customers. Upon the request of the Company, Employee will certify in writing compliance with the foregoing requirement.

10.	Severability

(a)           It is the intention of the parties that if any of the restrictions or covenants contained in Sections 8 or 9 of this Agreement are in any way construed to be too broad or to any extent invalid, such provision will not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction will construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and any other provisions (not greater than those contained herein) as will be valid and as will be valid and enforceable under such applicable law.

(b)           If any provision contained in this Agreement is for any reason to be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

11.	Waiver of Provisions

Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement will not be deemed a waiver or relinquishment of any right granted hereunder or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver’s contained in a writing signed by the party against whom the waiver or relinquishment is sought to be enforced.

12.	Notices

Any notice or other communication to a party required or permitted hereunder will be in a writing and will be deemed sufficiently given when received by the party (regardless of the method of delivery), or if sent by registered or certified mail, postage and fees prepaid, addressed to the party as follows, on the earlier of the date of receipt or the fifth business day after mailing:

(a)           if to the Company, to:          Immucor, Inc.
Attn: Vice President of Human Resources
3130 Gateway Drive
Norcross, GA 30071

(b)           if to Employee, to the address stated on the signature page;

or in each case to such other address as the party may time to time designate in writing to the other party.

13.	Governing Law

This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Georgia without regard to its choice-of-law rules.

14.	Code Section 409A

All payments made under this Agreement are intended to be exempt from the requirements of Code section 409A, and this Agreement will be interpreted, administered and operated in a manner consistent with that intention.  References to Employee’s “termination of employment,” “termination” or other similar terms used in this Agreement shall mean Employee’s “separation from service” within the meaning of Code section 409A to the extent necessary to comply with an exemption from the requirements of Code section 409A.  Notwithstanding the foregoing, neither the Company nor any affiliate, employee, director, agent or representative thereof shall have any liability to the Employee or any other person for any taxes, penalties or interest due on amounts paid or payable hereunder, including any taxes, penalties or interest due under Code section 409A.

15.	Enforcement.

In the event of any breach or threatened breach by Employee of any covenant contained in Sections 8 or 9 hereof, the resulting injuries to the Company would be difficult or impossible to estimate accurately, even though irreparable injury and damages would certainly result.  Accordingly, an award of legal damages, if without other relief, would be inadequate to protect the Company.  Employee, therefore, agrees that in the event of any such breach, the Company will be entitled to seek from a court of competent jurisdiction an injunction to restrain the breach or anticipated breach of any such covenant, and to obtain any other available legal, equitable, statutory, or contractual relief.  Should the Company have cause to seek such relief, no bond will be required from the Company, and Employee will pay all attorney’s fees and court costs which the Company may incur to the extent the Company prevails in its enforcement action.

16.	Parachute Payments.

(a)           If any amount, entitlement or benefit paid or payable to Employee or provided for his benefit under this Agreement and under any other agreement, plan or program of the Company or any of its affiliates (such payments, entitlements and benefits referred to as a “Payment”) is subject to the excise tax imposed under Code section 4999 or any similar federal or state law (an “Excise Tax”), then notwithstanding anything contained in this Agreement to the contrary, to the extent that any or all Payments would be subject to the imposition of an Excise Tax, the Payments shall be reduced (but not below zero) if and to the extent that such reduction would result in Employee retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the Excise Tax), than if Employee received all of the Payments (such reduced amount hereinafter referred to as the “Limited Payment Amount”).  The Company shall determine in its sole discretion the Payments that are reduced or eliminated pursuant to the foregoing. All calculations under this Section 16 shall be made by a nationally recognized accounting firm designated by the Company and reasonably acceptable to Employee (other than the accounting firm that is regularly engaged by any party who has effectuated a change in control) (the “Accounting Firm”).  The Company shall pay all fees and expenses of such Accounting Firm.  The Accounting Firm shall provide its calculations, together with detailed supporting documentation, both to the Company and Employee within 50 days after the change in control or the date of termination, whichever is later (or such earlier time as is requested by the Company) and, with respect to the Limited Payment Amount, shall deliver its opinion to Employee that he is not required to report any Excise Tax on his federal income tax return with respect to the Limited Payment Amount (collectively, the “Determination”).  Within 15 days of Employee’s receipt of the Determination, Employee shall have the right to dispute the Determination (the “Dispute”).  The existence of the Dispute shall not in any way affect the right of Employee to receive the Payments in accordance with the Determination.  If there is no Dispute, the Determination by the Accounting Firm shall be final binding and conclusive upon the Company and Employee (except as provided in subsection (c) below).

(b)           If, after the Payments have been made to Employee, it is established that the Payments made to, or provided for the benefit of, Employee exceed the limitations provided in subsection (a) above (an “Excess Payment”) or are less than such limitations (an “Underpayment”), as the case may be, then the provisions of this subsection (c) shall apply.  If it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that an Excess Payment has been made, Employee shall repay the Excess Payment to the Company on demand.  In the event that it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company on its federal income tax return) or the IRS, (ii) pursuant to a determination by a court or (iii) upon a resolution to the satisfaction of Employee of a Dispute, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to Employee within 10 days of such determination or resolution together with interest on such amount at the applicable federal short-term rate, as defined under Code section 1274(d) as in effect on the first date that such amount should have been paid to Employee under this Agreement, from such date until the date that such Underpayment is made to Employee.

17.	Assignment; Parties Benefitted

This Agreement cannot be assigned by either the Employee or the Company, except that the Company shall have the right to assign its rights hereunder to any direct or indirect parent or subsidiary of the Company or to any successor in interest of the Company whether by merger, consolidation, purchase of assets or otherwise.  Any purported assignment not expressly permitted under this Agreement shall be void.  This Agreement shall be binding upon and inure to the benefit of the Employee, Employee’s heirs, executors and administrators, and on the Company, its subsidiaries, affiliates, successors, and permitted assigns.

18.	Entire Agreement

This Agreement contains the sole and entire agreement between the parties and supersedes all prior discussions and agreements between the parties with respect to the matters addressed herein, and any such prior agreement will, from and after the date hereof, be null and void.

19.	Modification and Amendment

This Agreement will not be modified or amended except by an instrument in writing signed by the parties hereto.

The parties hereto have executed and delivered this Agreement to be effective as of the Effective Date.

IMMUCOR, INC.	EMPLOYEE

By:

Date: ________________, 20___	Date: ________________, 20___

Address: 1223 Cromwell Road
Halifax NS B3H 4L1

EXHIBIT A

[IMMUCOR LETTERHEAD]

[DATE]

[EMPLOYEE NAME]
[EMPLOYEE ADDRESS]

Re:           Confidential Separation Agreement and General Release

Dear [EMPLOYEE NAME]:

Pursuant to the Employment Agreement between you and Immucor, Inc. (“Immucor”) dated [DATE] (the “Employment Agreement”), this letter sets forth the terms of your separation from Immucor and constitutes the Confidential Separation Agreement and General Release (“Release Agreement”) between you and Immucor.

1.           Background

You were employed by Immucor as its [POSITION].  Your employment has been terminated by Immucor effective [DATE] (the “Termination Date”) pursuant to Section [3(d) OR 7] of the Employment Agreement.  Under Section [3(d) OR 7] of the Employment Agreement you are entitled to certain payments, provided that you execute and deliver this Release Agreement to Immucor within 21 days of your receipt of this Release Agreement do not revoke your acceptance within seven days of executing this Release Agreement, as described more fully below.

2.           Payments by Immucor

In order to effect the termination of your employment and to provide you with certain benefits, you and Immucor agree as follows:

a.           This Release Agreement shall not be in any way construed as an admission by Immucor that it has acted wrongfully with respect to you or any other person, or that you have any rights whatsoever against Immucor.

b.           Even if you do not sign this Release Agreement, Immucor will pay you the base salary that you have earned through the Termination Date, all vacation pay due to you through the Termination Date, if any, pursuant to Immucor policy, and all business-related expenses due to you through the Termination Date, if any, pursuant to Immucor policy.

c.           Unless you revoke your acceptance of this Release Agreement as provided in Section 5.b. of this Release Agreement, Immucor will pay you the amounts described in Section [4(c) or 7(a)] of the Employment Agreement in accordance with the terms set forth therein (collectively, the “Severance Payment”).

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d.           Unless you revoke your acceptance of this Release Agreement as provided in Section 5.b. of this Release Agreement, Immucor also will pay you a lump sum payment of $______ (the “Additional Payment”) in exchange for your execution of this Release Agreement.

e.           If, but only if, your employment with Immucor was terminated in accordance with Section 7(c) of the Employment Agreement and unless you revoke your acceptance of this Release Agreement as provided in Section 5.b. of this Release Agreement, Immucor will provide you with an outplacement assistance benefit equal to $15,000 (the “Outplacement Benefit”), which will be paid on the 70th day after the Termination Date.

f.           You acknowledge and agree that Immucor shall not be obligated to provide you with the Severance Payment, the Additional Payment, or the Outplacement Benefit unless and until you have executed this Release Agreement and the revocation period described in Section 5.b. of this Release Agreement has expired without your revocation of this Release Agreement.

g.           You acknowledge and agree that the Severance Payment, the Additional Payment, and the Outplacement Benefit constitute consideration paid by Immucor in exchange for your execution of this Release Agreement and the releases and obligations contained herein.  You further acknowledge and agree that the consideration you have been given for this Release Agreement and the releases and other obligations contained in this Release Agreement exceeds that to which you are entitled by law or contract, and is fair and adequate consideration for the releases and other obligations contained in this Release Agreement.

3.           Releases

a.           As a material inducement for Immucor to enter into this Release Agreement, you hereby fully, finally, and unconditionally release, acquit, and forever discharge Immucor and its predecessors, successors, parent corporations, subsidiaries, affiliates, directors, officers, agents, representatives, employees, assigns, and attorneys (Immucor and all such other Persons are sometimes collectively referred to in this Release Agreement as the “Released Parties” and individually as a “Released Party”) of and from any and all causes of action, charges, damages, attorneys’ fees, costs, expenses, claims, or complaints of any kind or nature whatsoever, whether now known or unknown, that could be brought in any lawsuit or before any Governmental Authority (such causes of action, charges, damages, attorneys’ fees, costs, expenses, claims, or complaints are collectively referred to in this Release Agreement as “Claims”), that you now have, may have had, or may hereafter claim to have, at any time, arising out of, relating to, or connected with, in any way, acts, events, or facts done or occurring from the beginning of time through the Termination Date, including, without limitation, the following:

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i.           Claims under any Law, whether federal, state, or local, including but not limited to, any “whistleblower” statutes, Laws that protect individuals from discrimination in employment on the basis of age, race, color, sex, gender, sexual orientation, national origin, religion, genetic information, education, and/or disability, including but not limited to (i) Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., (ii) the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq., (iii) the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., (iv) the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq., (v) the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq., (vi) the Equal Pay Act of 1963, 29 U.S.C. § 201 et seq.; (vii) the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.; (viii) the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq.; (ix) the Lily Ledbetter Fair Pay Act; (x) the Sarbanes-Oxley Act of 2002, 18 U.S.C. § 1514A; (xi) the National Labor Relations Act, 29 U.S.C. § 151 et seq., and (xii) any and all common law rights and claims, including, but not limited to, breach of contract (express or implied), tort (intentional or negligent), and wrongful discharge; and

ii.           Claims arising out of, related to, or connected with, in any way, your employment with Immucor.

b.           You covenant, warrant, and represent that you will not institute, or join in as a class member or otherwise, any suit, action, charge, complaint or other proceeding against any one or more of the Released Parties with respect to any of the Claims referred to above.  This Release Agreement shall not prohibit you from participating in any investigation by the Equal Employment Opportunity Commission of alleged age discrimination, but you acknowledge and agree that under no circumstances will you be entitled to recover money damages or any other monies from any of the Released Parties other than those described in this Release Agreement.

c.           Notwithstanding the Releases given above, nothing in this Release Agreement shall prevent you or the Released Parties from bringing an action in any court of competent jurisdiction to enforce the terms of this Release Agreement.

4.           Confidentiality

a.           You and Immucor agree that neither they nor anyone acting on their behalf, including their respective counsel, will disclose to anyone the contents or terms of this Release Agreement, except the existence of this nondisclosure provision, unless such disclosure is required by law or necessary in any legal proceeding to enforce any provision of this Release Agreement.  You specifically agree that you shall not disclose information regarding this Release Agreement to any current or former employee of Immucor.  If you are compelled by law to disclose information that otherwise would be prohibited by this Release Agreement, you agree to give Immucor prompt notice thereof and will provide Immucor with all reasonable assistance necessary to enable Immucor to obtain such protective orders or other assurances as Immucor shall deem appropriate for the protection of such information.

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b.           Notwithstanding the foregoing, you may disclose the terms of this Release Agreement to your auditors, accountants, tax advisors, and/or legal counsel, but only to the extent required for professional advice from those sources and only after securing a commitment from those professionals to maintain the confidentiality of this Release Agreement, as required above, to the greatest extent possible considering the purpose for which the terms of this Release Agreement are needed by those professionals.  You also may disclose the terms of this agreement to your spouse, if any, who also shall maintain the confidentiality of this Release Agreement as required above.

5.           Knowing and Voluntary Release

a.           By executing this Release Agreement, you warrant and represent that you have read this Release Agreement and understand that this Release Agreement contains a waiver and release of any and all rights and claims that you might otherwise have against the Released Parties, including, but not limited to, claims of age, race, color, sex, gender, national origin, sexual orientation, religious, genetic information, disability, education, or other discrimination; that you have been given a period of at least twenty-one (21) days within which to consider this release of your rights and claims as part of this Release Agreement; that you have been advised in writing to consult with an attorney before signing this Release Agreement and that you have had an opportunity to do so; that you understand fully the terms, conditions, requirements, and effects of this Release Agreement; and that you execute this Release Agreement freely, knowingly, and voluntarily without threat, duress, coercion, or promise of any consideration in addition to that set forth in this Release Agreement.

b.           You shall have seven (7) days following your execution of this Release Agreement in which to revoke this Release Agreement, and this Release Agreement shall not become effective or enforceable until the revocation period has expired.  Any such revocation must be communicated in writing, sent via priority overnight courier for delivery the next day to:

Daniel F. Swaine Vice-President of Worldwide Human Resources Immucor, Inc. 3130 Gateway Drive Norcross, Georgia 30091-5625	With a copy to: Allegra J. Lawrence-Hardy, Esq. Sutherland 999 Peachtree Street, N.E., Suite 2300 Atlanta, GA 30309

In the absence of such revocation, this Release Agreement shall become effective and enforceable on the eighth day following your execution of this Release Agreement.

c.           You acknowledge that this Release Agreement contains the entire understanding between the parties with respect to the subject matter hereof, that there is no representation, agreement or obligation regarding the terms of this Release Agreement which is not expressly set forth in this Release Agreement, and that no representation, inducement, promise, or agreement not expressly set forth in the text of this Release Agreement shall be of any force or effect.  This Release Agreement shall not be modified or amended in any fashion except by written agreement signed by all parties.  No waiver with respect to any portion of this Release Agreement shall apply to any other portion of this Release Agreement, and a waiver on one occasion shall not operate or be construed as a waiver of the same or any other breach on a future occasion, nor shall any waiver operate or be construed as a rescission of this Release Agreement.  No course of dealing by any party, nor any failure, omission, delay, or forbearance by any party in exercising such party's rights or remedies under this Release Agreement shall be deemed a waiver of any such rights or remedies or a modification of this Release Agreement.

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6.           Miscellaneous Terms and Conditions

a.           Without limiting Immucor’s remedies, you agree that if you breach this Release Agreement, Immucor shall be excused from performing any remaining obligations under this Release Agreement.  Notwithstanding the foregoing, this provision shall not apply to the extent that your breach of this Release Agreement consists solely of initiating a legal action in which you contend that the releases set forth in Section 3 is invalid, in whole or in part, for failure to comply with the provisions of 29 U.S.C. § 626(f).

b.           This Release Agreement may be executed in identical counterparts, each of which shall constitute an original and all of which shall constitute one and the same agreement.

c.           You and Immucor agree to prepare and execute such papers and documents as may be necessary to effectuate the undertakings and responsibilities set forth in this Release Agreement.

d.           If any part or provision of this Release Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable under applicable law, that part shall be ineffective only to the extent it is deemed invalid or unenforceable, without in any way affecting the remaining parts of the provision in question or the remaining provisions of this Release Agreement.

e.           Each of the signatories to this Release Agreement represents and warrants that he or she is authorized to execute this Release Agreement and to bind the party on whose behalf they have executed the Release Agreement.

f.           All matters relating to the interpretation, construction, and enforcement of this Release Agreement shall be governed by the laws of the State of Georgia, irrespective of its choice of law rules, and to the extent that such laws are not preempted by the laws of the United States of America.

g.           If any action at law or in equity, including any action for declaratory relief, is brought to enforce or interpret the provisions of this Release Agreement, the party prevailing in any such litigation shall recover from the adverse party its actual damages and reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees incurred in connection with such dispute and litigation.

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7.           Definitions

As used in this Release Agreement the following terms are defined as follows:

a.           “Governmental Authority” shall mean and include any federal, state, county, local, foreign or other governmental or public agency, instrumentality, commission, authority, board, body or court.

b.           “Law” shall mean and include any code, law, order, ordinance, regulation, rule or statute of any Governmental Authority.

c.           “Person” shall mean and include a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, partnership, joint venture, limited liability company, trust, business association or any Person acting in a representative capacity.

If you are willing to enter into this Release Agreement, please signify your acceptance in the space indicated below within 21 days of your receipt of this Release Agreement, and return it to Immucor’s Vice President of Worldwide Human Resources via certified mail or overnight courier at the address specified in Section 5.b.

Very truly yours

Daniel F. Swaine

____________________________________
[EMPLOYEE NAME]

Date: _______________________________

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FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT (this “Amendment”) is made by and between Immucor, Inc., a Georgia corporation, (the “Company”), and the below-signed employee of the Company (“Employee”).

WHEREAS, the parties entered into an Employment Agreement dated as of December 10, 2010 (the “Agreement”); the parties desire to amend the Agreement to clarify certain payment terms and to correct certain provisions for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), in accordance with IRS Notice 2010-6; and the proposed amendments are prompted by IRS Notice 2010-6 and recently discovered technical interpretations of Section 409A of the Code not considered by the parties when the Agreement was entered into;

NOW, THEREFORE, in consideration of the covenants and agreements of the parties herein contained, the parties hereto agree as follows (all capitalized terms used herein which are not defined herein shall have the meanings given such terms in the Agreement):

1.           Section 6 of the Agreement is hereby amended to add the following to the end thereof:

The life insurance premiums paid by the Company during any taxable year of Employee will not affect the life insurance premiums paid by the Company in another taxable year.  This right to reimbursement of life insurance premiums is limited to the Term and is not subject to liquidation or exchange for another benefit.

2.           This Amendment is effective as of the later of January 1, 2009 or the effective date of the Agreement.

3.           Except as set forth in the preceding paragraphs of this Amendment, the terms of the Agreement in effect immediately prior to the date hereof, including the Term thereof, shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed on its behalf by an officer thereunto duly authorized and Employee has duly executed this Amendment.

EMPLOYEE:	IMMUCOR, INC.

By:
(Signature)	Dr. Gioacchino De Chirico
President and CEO

Name: Patrick D. Waddy

Date: December ____, 2010	Date: December ____, 2010

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